Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Kewaunee Scientific Corporation pertaining to the 2023 Omnibus Incentive Plan, of our report dated June 30, 2023, with respect to the consolidated financial statements of Kewaunee Scientific Corporation, included in the Annual Report on Form 10-K for the year ended April 30, 2023.

/s/ FORVIS, LLP

Atlanta, Georgia

September 6, 2023